First M&F Corporation

December 31, 2010

Dear Shareholder:

On the eve of the end of 2010 and the arrival of 2011, reflection is not only called for but is appropriate.

Your 4th quarter dividend of $0.01 per share is being paid today.  To review, the dividend reduction after the 1st quarter of 2009 was a capital preservation move justified by the losses incurred and foreseen at the time.  The capital preservation strategy is still appropriate and in fact required in the terms of preferred stock issued.  As and when the effects of the credit cycle are behind us, the economy improves, and earnings are sufficient to rebuild capital and replace preferred, dividends will grow.

Compared to 2009, 2010 has been a vast improvement.  The company has returned to profitability thru three quarters.  Non-performing loans have been recognized, repaired, charged down, charged off, and repossessed.  Other Real Estate has increased as non-accruals have declined, a natural transition.  We will sell approximately $15 million of ORE this year.  These sales have been achieved in a real estate market still in recession. While losses remain high by historical standards, they are dwarfed by those of 2009.

The Company’s pre-tax, pre-provision earnings remain positive.  Capital through retained earnings has grown modestly.  Modest loan growth occurred in the 3rd and 4th quarters.  The carrying costs of $30 million in trust preferred capital and $30 million in TARP/CPP preferred stock, now TARP/CDCI, have been or will be reduced by approximately $1.7 million per year.

The economic recovery has been disappointing.  There are glimmers of indication that 2011 may surpass the very anemic pace of 2010.  Our course at M&F is not set relying on a materially improved economy in 2011; however, such an improvement would accelerate our plans for improvement in the quarters to come.

Our focus is continued asset quality improvement, improved earnings, capital preservation and growth, and return to more normal performance. A detailed discussion of the 4th quarter of 2010 will follow in March.

We remain grateful for your continued ownership in FMFC and look forward to navigating into calmer seas in 201l.

 Hugh S. Potts, Jr.
 Chairman/CEO